Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

OF SUPERIOR INDUSTRIES INTERNATIONAL, INC.,
A DELAWARE CORPORATION,

AND

SUPERIOR INDUSTRIES INTERNATIONAL, INC.,
A CALIFORNIA CORPORATION

This AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2015 (the “Merger Agreement”), is made by and between Superior Industries International, Inc., a Delaware corporation (“Superior Delaware”), and Superior Industries International, Inc., a California corporation (“Superior California”). Superior Delaware and Superior California are sometimes referred to herein as the “Constituent Corporations.” Superior Delaware is a wholly-owned subsidiary of Superior California.

RECITALS

A. Superior Delaware is a corporation duly incorporated and existing under the laws of the State of Delaware and has a total authorized capital stock of 101,000,000 shares, of which 100,000,000 are designated common stock, par value $0.01 per share (the “Superior Delaware Common Stock.”), and 1,000,000 are designated Preferred Stock, par value $0.01 per share (the “Superior Delaware Preferred Stock”). The Superior Delaware Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of the date hereof, and before giving effect to the transactions contemplated hereby, 100 shares of Superior Delaware Common Stock are issued and outstanding, all of which are held by Superior California, and no shares of Superior Delaware Preferred Stock are issued and outstanding.

B. Superior California is a corporation duly incorporated and existing under the laws of the State of California and has a total authorized capital stock of 101,000,000 shares, of which 100,000,000 are designated common stock, no par value (the “Superior California Common Stock”), and 1,000,000 are designated Preferred Stock, no par value (the “Superior California Preferred Stock”). the Superior California Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of the date hereof, and before giving effect to the transactions contemplated hereby, 26,648,726 shares of Superior California Common Stock and no shares of Superior California Preferred Stock are issued and outstanding.

C. The Board of Directors of Superior California has determined that, for the purpose of effecting the reincorporation of Superior California in the State of Delaware, it is advisable and in the best interests of Superior California and its shareholders that Superior California merge with and into Superior Delaware upon the terms and conditions herein provided.

D. The respective Boards of Directors of the Constituent Corporations, the shareholders of Superior California and the stockholder of Superior Delaware have approved this Merger Agreement and have directed that this Merger Agreement be executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Superior Delaware and Superior California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

1.	MERGER

a. Merger. In accordance with the provisions of this Merger Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the California Corporations Code, Superior California shall be merged with and into Superior Delaware (the “Merger”), the separate existence of Superior California shall cease and Superior Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be Superior Industries International, Inc.

b. Filing and Effectiveness. The Merger shall become effective in accordance with Section 1108 of the California Corporations Code and Section 253 of the DGCL. The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Date.”

c. Effect of the Merger. Upon the Effective Date, the separate existence of Superior California shall cease, and Superior Delaware, as the Surviving Corporation, shall: (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date, (ii) be subject to all actions previously taken by its and Superior California’s Boards of Directors, (iii) succeed, without other transfer, to all of the assets, rights, powers and property of Superior California in the manner as more fully set forth in Section 259 of the DGCL, (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date, and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of Superior California in the same manner as if Superior Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the California Corporations Code.

2.	CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

a. Certificate of Incorporation. The Certificate of Incorporation of Superior Delaware as in effect immediately prior to the Effective Date (the “Certificate of Incorporation”) shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

b. Bylaws. The Bylaws of Superior Delaware as in effect immediately prior to the Effective Date shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

c. Directors and Officers. The directors and officers of Superior California immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

3.	MANNER OF CONVERSION OF STOCK

a. Superior California Common Stock. Upon the Effective Date, each share of Superior California Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of Superior Delaware Common Stock.

b. Superior Delaware Common Stock. Upon the Effective Date, each share of Superior

Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Superior Delaware, or the holder of such shares or any other person, be cancelled and returned to the status of authorized and unissued shares of Superior Delaware Common Stock, without any consideration being delivered in respect thereof.

c. Exchange of Certificates. After the Effective Date, each holder of an outstanding certificate representing shares of Superior California Common Stock may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Superior Delaware Common Stock into which the shares formerly representing by the surrendered certificate were converted as herein provided. Until so surrendered, each certificate representing shares of Superior California Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes, from and after the Effective Date, to represent the number of shares of Superior Delaware Common Stock into which such shares of Superior California Common Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Superior Delaware Common Stock represented by such certificate as provided above.

Each certificate representing shares of Superior Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificate of Superior California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

e. Superior California Equity Incentive Plans

(i) Upon the Effective Date, the Surviving Corporation shall assume and continue any and all stock option, stock incentive, employee benefit and other equity-based award plans heretofore adopted by Superior California (collectively, the “Plans”). Each outstanding and unexercised option, warrant or right to purchase or receive, or security convertible into, Superior California Common Stock shall become an option, warrant or right to purchase or receive, or security convertible into, Superior Delaware Common Stock on the basis of one (1) share of Superior Delaware Common Stock for each share of Superior California Common Stock issuable pursuant to any such option, warrant or right to purchase or receive, or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price per share applicable to any such option, warrant or right to purchase or receive, or security convertible into, Superior California Common Stock at the Effective Date. No other changes in the terms and conditions of such options will occur.

(ii) A number of shares of Superior Delaware Common Stock shall be reserved for issuance under the Plans equal to the number of shares of Superior California Common Stock so reserved immediately prior to the Effective Date.

4.	CONDITIONS

a. Conditions to Superior California’s Obligations. The obligations of Superior California under this Merger Agreement shall be conditioned upon the occurrence of the following events:

(i) The principal terms of this Merger Agreement shall have been duly approved by the shareholders of Superior California;

(ii) Any consents, approvals or authorizations that Superior California deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained, including, but not limited to, approvals with respect to federal and state securities laws; and

(iii) The Superior Delaware Common Stock to be issued and reserved for issuance in connection with the Merger shall have been approved for listing by the New York Stock Exchange.

5.	GENERAL

a. Covenants of Superior Delaware. Superior Delaware covenants and agrees that it will, on or before the Effective Date:

(i) Qualify to do business as a foreign corporation in the State of California and, in connection therewith, appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code;

(ii) File this Merger Agreement with the Secretary of State of the State of California; and

(iii) Take such other actions as may be required by the California Corporations Code.

b. FIRPTA Notification. On the Effective Date of the Merger, Superior California shall deliver to Superior Delaware a properly executed statement (the “Statement”), conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3), certifying that no interest in Superior California is a United States real property interest as defined in Section 897(c) of the Code. Superior California shall deliver to the Internal Revenue service a notice regarding the Statement in accordance with the requirements of Treasury Regulation Section 1.897-2 (h)(2).

c. Reorganization for Tax Purposes. This Merger Agreement is intended to constitute a plan of reorganization adopted by the parties hereto within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. The Merger is intended to constitute a reorganization within the meaning of Code Section 368(a)(1)(F).

d. Further Assurances. From time to time, as and when required by Superior Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Superior California such deeds and other instruments, and there shall be taken or caused to be taken by Superior Delaware and Superior California such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Superior Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Superior California and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of Superior Delaware are fully authorized in the name and on behalf of Superior California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

e. Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either or both of the Constituent Corporations, notwithstanding the approval of this Merger Agreement by the shareholders of Superior California or by the sole stockholder of Superior Delaware, or by both. In the event of the termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no obligations on either Constituent Corporation or their respective Board of

Directors, shareholders or stockholders with respect thereto.

f. Amendment. The Boards of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the filing of this Merger Agreement with the Secretaries of State of the States of California and Delaware, provided that an amendment made subsequent to the adoption of this Merger Agreement by the stockholders or shareholders of either Constituent Corporation shall not, unless approved by such stockholders or shareholders as required by law:

(i) Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;

(ii) Alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or

(iii) Alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

g. Registered Office. The address of the registered office of the Surviving Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801. The name of the Surviving Corporation’s registered agent at such address is The Corporation Trust Company.

h. Governing Law. This Merger Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.

i. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Merger Agreement, having first been approved by resolutions of the Boards of Directors of Superior Industries International, Inc., a Delaware corporation, and Superior Industries International, Inc., a California corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC. a Delaware corporation

By:	/s/ Donald J. Stebbins
Donald J. Stebbins
Chief Executive Officer and President

By:	/s/ Kerry A. Shiba
Kerry A. Shiba
Vice President, Secretary and Treasurer

SUPERIOR INDUSTRIES INTERNATIONAL, INC. a California corporation

By:	/s/ Donald J. Stebbins
Donald J. Stebbins
Chief Executive Officer and President

By:	/s/ Kerry A. Shiba
Kerry A. Shiba
Executive Vice President, Chief Financial Officer and Secretary